Exhibit 10.1
AMENDMENT TO THE FENTURA FINANCIAL, INC.
1996 EMPLOYEE STOCK OPTION PLAN
     WHEREAS, Fentura Financial, Inc. (the “Company”) has established the 1996 Employee Stock Option Plan for the benefit of eligible employees of the Company; and
     WHEREAS, the Company has established the 1996 Employee Stock Option Plan (the “Plan”) for the benefit of eligible employees of the Company; and
     WHEREAS, the Plan contains provisions allowing for the grant of Stock Appreciation Rights, but to date the Company has not awarded Stock Appreciation Rights under the Plan.
     WHEREAS, the Company wishes to amend the Stock Appreciation Rights provisions of the Plan to comply with Section 409A of the Internal Revenue Code and to provide for the award of Stock Appreciation Rights independent of the award of stock options.
     NOW THEREFORE, effective February 24, 2011, the Plan is amended as follows:
1.	Article VII of the Plan is amended in its entirety to provide as follows:
Article VII.
Stock Appreciation Rights
     7.01 Power to Grant Stock Appreciation Rights. The Administrator is authorized to grant to any Participant, on such terms established by the Administrator on or prior to the Date of Grant and subject to and not inconsistent with the provisions of this Plan, the right to receive the payment from the Company, payable as provided in Section 7.04, of an amount equal to the Incremental Value of the Stock Appreciation Rights, which shall be an amount equal to the remainder derived from subtracting (i) the Exercise Price for the right established in the Award Agreement from (ii) the Fair Market Value of a share of Company Common Stock on the date of payment. The terms of any Stock Appreciation Right granted under the Plan shall be set forth in an Award Agreement. The date of payment of any Stock Appreciation Right shall be determined pursuant to the terms of the applicable Award Agreement and, to the extent that the compensation payable pursuant to any is deemed to be deferred compensation pursuant to Section 409A of the Code, the Award Agreement shall specify that the timing of payments to any Participant shall comply with the requirements specified in Section 409A.
     7.02 Tandem Stock Appreciation Rights. The Administrator may grant to any Participant a Stock Appreciation Right consistent with the provisions of this Plan covering any share of Company Common Stock which is, at the Date of Grant of the Stock Appreciation Right, also covered by an Option granted to the same Participant, either prior to or simultaneously with the grant to such Participant of the Stock Appreciation Right, provided:
(i)	any Option covering any share of Company Common Stock shall expire and not be exercisable upon the exercise of any Stock Appreciation Right with respect to the same share;
(ii)	any Stock Appreciation Right covering any share of Company Common Stock shall not be exercisable upon the exercise of any related. Option with respect to the same share; and

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(iii)	an Option and Stock Appreciation Right covering the same share of Company Common Stock may not be exercised simultaneously.
     7.03 Exercise Price. The Exercise Price established under any Stock. Appreciation Right granted under this Plan shall be determined by the Administrator and, in the case of a tandem Stock Appreciation Right, shall not be less than the Purchase Price of the related Option. Upon exercise of a tandem Stock Appreciation Rights, the number of shares subject to exercise under a related Option shall automatically be reduced by the number of shares of Company Common Stock represented by the Option or portion thereof which is surrendered as a result of the exercise of such Stock Appreciation Rights. With respect to any Stock Appreciation Right granted on or after January 1, 2010, the Administrator shall determine the Exercise Price in the same manner as it would determine the Purchase Price of a Non-Qualified Stock Option under the terms of this Plan.
     7.04 Payment of Incremental Value. Any payment which may become due from the Company by reason of Participant’s exercise of a Stock Appreciation Right may be paid to the Participant as determined by the Administrator (i) all in cash, (ii) all in Company Common Stock, or (iii) in any combination of cash and Company Common Stock. In the event that all or a portion of the payment is made in Company Common Stock, the number of shares of the Company Common Stock delivered in satisfaction of such payment shall be determined by dividing the amount of the payment by the Fair Market Value on the date of exercise. The Administrator may determine whether payment upon exercise of a Stock Appreciation Right be made in cash or in stock, or a combination thereof, upon or at any time prior to the exercise of such Stock Appreciation Right. No fractional share of Company Common Stock shall be issued to make any payment; if any fractional shares would be issuable, the mix of cash and Company Common Stock payable to the Participant shall be adjusted as directed by the Administrator to avoid the issuance of any fractional share.
     Effective for Stock Appreciation Rights granted on or after January 1, 2010, the payment of any Stock Appreciation Right that the Administrator determines to be subject to Code Section 409A shall be paid only upon an event specified in the Award Agreement, and then, only to the extent that the event upon which payment will be made is an event specified in Code Section 409A(a)(2) or the Treasury Regulations promulgated pursuant to Code Section 409A.
     Except for Stock Appreciation Rights subject to Code Section 409A pursuant to which a Participant does not have discretion with respect to the timing of payments, payment may be made in cash to Officers only if the Stock Appreciation Right is exercised during the “window period” required under Rule 16b-3(e)(3) and otherwise in accordance with Rule 16b-3.
     If a Stock Appreciation Right is subject to the requirements of Section 409A, the Administrator shall interpret this Plan and the Award Agreement containing the terms and conditions of the Stock Appreciation Right in a manner that is consistent with Code Section 409A, including any published guidance issued by the Internal Revenue Service and regulations issued by the Secretary of the Treasury. Not by way of limitation, no payment pursuant to a Stock Appreciation Right which is to be made upon the termination of employment to a Participant who is a “specified employee” within the meaning of Treasury Regulation 1.409A-1(i), be made with respect to the Stock Appreciation Right before the date that is six months after the Participant’s termination employment (or, if earlier, the date of death of the Participant). Payments to which the Participant would otherwise been entitled during that six months will be accumulated and paid on the first day of the seventh month following the date of the Participant’s termination of employment (or, if earlier, the date of the Participant’s death). For purposes of this Section 7.04, a termination of employment shall be deemed to have occurred only when the Executive incurs a “separation from service,” as such term in defined in Treasury Regulation 1.409A-1(h). To the extent that an Award Agreement provides that a payment to a Participant shall occur upon the Participant’s

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Disability or upon a Change in Control, such payment shall only occur if the Participant’s is considered “disabled” pursuant to Treasury Regulation 1.409A-3(i)(4) or if the Change in Control constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company pursuant to Treasury Regulation 1.409A-3(i)(5).
2.	Sections 8.03 and 8.04 of the Plan are amended to provide as follows
     8.03 Acceleration of Exercise Time. Except for Stock Appreciation Rights subject to Code Section 409A, the Administrator, in its sole discretion, shall have the right (but shall not in any case be obligated) to permit purchase of shares under any Award prior to the time such Award would otherwise become exercisable under the terms of the Award Agreement.
3.	Section 8.06 of the Plan is amended to provide as follows:
     8.06 Change of Control Event. Unless otherwise provided in the Award Agreement, and subject to such other terms and conditions as the Administrator may establish in the Award Agreement, upon the occurrence of a Change of Control Event, irrespective of whether or not an Award is then exercisable, the Participant shall have the right to exercise in full any unexpired Award to the extent not theretofore exercised or terminated; provided, however, except for Stock Appreciation Rights subject to Code Section 409A, that any Stock Appreciation Right so exercised must have a Date of Grant at least six months prior to the date of exercise.

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